Exhibit 23.1b

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statement Nos. 33-36437, 33-36438, 33-39243, 33-69010, 33-50048, 33-94810, 333-07407, 333-24315, 333-38041, 333-91681, 333-53195, 333-33646, 333-50178, 333-57545, 333-73542 and 333-98829 on Form S-8 and Amendment No. 4 to Registration Statement No. 333-112858 on Form S-3 of Aspect Communications Corporation of our report dated January 21, 2002 (November 14, 2002 as to Note 20 and March 26, 2003 as to the last paragraph of the section “Stock-Based Compensation” in Note 1), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 20 and a revision of its SFAS No. 123 pro forma calculations discussed in Note 1, appearing in this Amended Annual Report on Form 10-K/A of Aspect Communications Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
April 26, 2004